Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Senior Management Changes

Plymouth Meeting, PA, August 22, 2003 /PRNewswire/—Genaera Corporation (NASDAQ: GENR) announced today that its current Senior Vice President and Chief Financial Officer, Christopher P. Schnittker, will leave the Company effective August 29, 2003 to pursue other business opportunities. Mr. Schnittker has served as the Company’s chief financial officer since June 2000. Leanne M. Kelly, Genaera’s Controller, will assume the duties of chief financial officer on an interim basis while the Company completes a search for a replacement. Ms. Kelly has a solid background in accounting and SEC reporting with development-stage technology companies.

Roy C. Levitt, President and Chief Executive Officer, commented, “We thank Chris for his years of significant contributions to Genaera, and wish him well in his new endeavors. Leanne is well prepared to step up to her new role during this interim period.”

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for eye disease and cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You are encouraged to read the risks and uncertainties discussed in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.